Exhibit 99.1

DISCOVERY ENERGY ANNOUNCES FINANCING DEAL

HOUSTON, May 8, 2017 - Discovery Energy Corp. (OTC PINK: DENR); today announced that it has entered into a series of financing agreements with DEC Funding, LLC (“DEC Funding”), an entity formed by a group of investors for the purpose of making investments in Discovery.

As previously disclosed, Discovery completed a Securities Purchase Agreement (the “SPA”) and a series of private placements of its Senior Secured Convertible Debentures beginning in May 2016 for a total of USD $5,587,500 with DEC Funding and Texican Energy Corporation. This first financing round was used by Discovery to execute the Nike 3D seismic survey, which was completed in late 2016 on the Western Flank production trend of Company’s approximately 585,000 acre PEL 512 License located in the Cooper Basin, South Australia.

Under the terms of the SPA agreement, DEC Funding has the right to purchase additional Debentures having an aggregate amount of up to USD $20 Million (the “Additional Purchase Option”) which, if exercised, will be used by Discovery to fulfill work commitments at its PEL 512 project.

Based on previous geoscience work and the additional structures and drill targets identified in evaluation of the Nike 3D Survey, Discovery has proposed to DEC Funding to drill up to five wells during calendar 2017. DEC Funding may exercise its Additional Purchase Option for up to USD $20 Million, in two tranches, subject to various conditions as various exploration objectives and milestones are met.

In addition to these funds, Discovery Energy and DEC Funding have entered into discussions to provide Discovery or its affiliates with access to up to an additional USD $100 Million for strategic investments for onshore, upstream oil & gas development in Australia.

Mr. Keith Spickelmier, Chairman of Discovery stated “We are very excited to have a financing relationship with DEC Funding to fund our upcoming drilling program which will target significant high quality and high margin oil resources at PEL 512. We are also pleased that DEC Funding has indicated an interest in funding up to an additional USD $100 million to secure other strategic and opportunistic investments in onshore Australia, particularly in the Cooper Basin in South Australia.”

Mr. Steven Webster, a principal investor in DEC Funding, also added, “We see the energy sector in Australia as an excellent investment opportunity, and in some ways the Cooper Basin resembles parts of the United States in its attractiveness as an investment. We are excited to partner with the strong team at Discovery to assist them in growing their footprint in the Cooper Basin and other regions of Australia.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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About Discovery Energy

Discovery is focused on exploring and producing oil in Australia's Cooper Basin. Discovery's Cooper Basin licenses include interests in PEL 512 which currently comprise 2,366 km2 (584,651 acres) strategically located on the prolific Western Margin of Australia's Cooper/Eromanga Basins. (www.discoveryenergy.com)

About DEC Funding

Headquartered in Houston, Texas, DEC Funding is led by Steven Webster and includes several experienced energy investors. Through DEC Funding and other special purpose entities, this investment group focuses on providing equity capital to energy businesses that have strong growth prospects driven by sustainable competitive advantages, such as a strong management team, high-quality assets, superior technology or exceptional operations. The principals of DEC have significant experience investing in these types of companies through multiple economic cycles.

Contact:
Discovery Energy Corporation
Keith Spickelmier, Chairman
(713) 248-5981

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Discovery believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Discovery's ability to successfully execute upon its capital program; to meet financial and operating guidance contained in this news release; to meet the long-term goals identified in this news release; to successfully drill, complete, test and produce the wells identified in this news release; and to successfully plan, secure government approvals, enter into long-term sales contracts, finance, build, and operate the necessary infrastructure at the Company’s project located in the Cooper Basin. See "Risk Factors" in the company's 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Discovery undertakes no obligation to publicly update or revise any forward-looking statements.

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